      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1997



                                                      REGISTRATION NO. 333-25805

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMERIGON INCORPORATED

             (Exact name of Registrant as specified in its charter)

              CALIFORNIA                                95-4318554
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)

                           404 EAST HUNTINGTON DRIVE
                           MONROVIA, CALIFORNIA 91016
                                 (818) 932-1200

  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                           --------------------------


                  LON E. BELL, PH.D., CHIEF EXECUTIVE OFFICER
                             AMERIGON INCORPORATED
                           404 EAST HUNTINGTON DRIVE
                           MONROVIA, CALIFORNIA 91016
                                 (818) 932-1200


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:
                            D. STEPHEN ANTION, ESQ.
                             O'MELVENY & MYERS LLP
                             400 SOUTH HOPE STREET
                       LOS ANGELES, CALIFORNIA 90071-2899
                                 (213) 669-6000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, subject to market conditions and certain contractual restrictions on transfer.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                        NUMBER OF        PROPOSED         PROPOSED
                                      SECURITIES OF       MAXIMUM          MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF          EACH CLASS TO   OFFERING PRICE      AGGREGATE      REGISTRATION
    SECURITIES TO BE REGISTERED       BE REGISTERED    PER SECURITY    OFFERING PRICE         FEE
-------------------------------------------------------------------------------------------------------
Class A Warrants(1)................     1,620,000           --               --               --
Class A Common Stock, no par value
  per share(2).....................     1,620,000          $5.00         $8,100,000        $2,454.55
-------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(g), no separate registration fee is being paid to register these securities.

(2) Issuable upon exercise of the Class A Warrants being registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                             AMERIGON INCORPORATED

                           1,620,000 CLASS A WARRANTS
                            AND 1,620,000 SHARES OF
                              CLASS A COMMON STOCK
                             ---------------------


    This Prospectus relates to 1,620,000 Class A Warrants (the "Selling Securityholder Warrants") of Amerigon Incorporated, a California corporation (the "Company"), held by 46 holders (the "Selling Securityholders") and the 1,620,000 shares of the Company's Class A Common Stock, no par value per share ("Class A Common Stock"), issuable upon the exercise of the Selling Securityholder Warrants. The Selling Securityholder Warrants and the Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants are sometimes collectively referred to herein as the "Selling Securityholder Securities." The Selling Securityholder Warrants were issued to the Selling Securityholders upon conversion of the convertible subordinated debentures of the Company that they received in a private placement completed by the Company in October 1996 (the "Bridge Financing"). See "Selling Securityholders" and "Plan of Distribution." Each Selling Securityholder Warrant entitles the holder to purchase at any time until February 12, 2002 one share of the Company's Class A Common Stock at an exercise price of $5.00, subject to adjustment, and subject to reduction at the discretion of the Company. At any time after February 11, 1998, the Company may, upon 30 days' written notice, redeem each Selling Securityholder Warrant in exchange for $0.05 per Selling Securityholder Warrant, provided that before any such redemption, (i) the average closing bid price of the Class A Common Stock as reported by the Nasdaq SmallCap Market or (ii) the average last reported sale price as reported by the primary exchange on which the Class A Common Stock is traded, if the Class A Common Stock is traded on a national securities exchange, or by Nasdaq, if the Class A Common Stock is traded on the Nasdaq National Market System, shall have, for 30 consecutive business days ending on a date within 15 days of the date of the notice of redemption, averaged in excess of $8.75 (subject to adjustment in the event of stock splits or other similar events).



    Except as otherwise set forth in a Prospectus Supplement, the Selling Securityholder Securities covered by this Prospectus may be sold from time to time in the over-the-counter market to purchasers in certain states or U.S. territories in transactions at prevailing market prices effected through registered broker-dealers receiving customary commissions in connection with such sales. See "Plan of Distribution."


    The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

    The Company will not receive the proceeds from any sale of the Selling Securityholder Securities by the Selling Securityholders. In the event that all of the Selling Securityholder Warrants are exercised, the Company will receive aggregate gross proceeds of $8,100,000. The Company is obligated to pay D.H. Blair Investment Banking Corp. a commission equal to five percent of the gross proceeds from any exercise of the Selling Securityholder Warrants. The net proceeds, if any, received from any exercises of the Selling Securityholder Warrants will be used for general corporate purposes. See "Use of Proceeds," "Selling Securityholders" and "Plan of Distribution."

    On February 12, 1997, a registration statement under the Securities Act with respect to an underwritten public offering by the Company (the "Offering") of 19,550 Units (including 2,550 Units subject to the Underwriter's over-allotment option, which was exercised in full), each Unit consisting of 280 shares of Class A Common Stock and 280 Class A Warrants, was declared effective by the Securities and Exchange Commission (the "Commission"). The Company received approximately $17,700,000 in net proceeds from the Offering after payment of underwriting discounts and commissions and expenses of the Offering.


    The Class A Common Stock and the Class A Warrants are traded on the Nasdaq SmallCap Market under the symbols "ARGNA" and "ARGNW", respectively. The closing sale price of the Class A Common Stock and the Class A Warrants on May 5, 1997, as reported by Nasdaq, was $3.656 per share and $.781 per warrant, respectively.

                           --------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
   SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND
                        "DILUTION" BEGINNING ON PAGE 18.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is May   , 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the selling Securityholder Securities, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov). Statements contained in the Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed (or incorporated by reference) as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the addresses shown above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address shown above at prescribed rates or through the Commission's Web site. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Class A Common Stock and the Class A Warrants are listed on the Nasdaq SmallCap Market under the symbols "ARGNA" and "ARGNW", respectively. Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, which have been filed by the Company with the Commission, as noted below, are incorporated by reference into this Prospectus:
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended; (b) Current Report on Form 8-K dated January 30, 1997; (c) Current Report on Form 8-K dated April 28, 1997; (d) the description of the Class A Common Stock (including the description of the Common Stock generally) contained in the Company's Registration Statement on Form 8-A filed with the Commission on or about May 21, 1993 (File No. 000-21810); and (e) the description of the Class A Warrants contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission on or about February 4, 1997 (File No. 000-21810).


    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Selling Securityholder Securities, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Information by Reference" which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Amerigon Incorporated, 404 East Huntington Drive, Monrovia, California 91016-3600, Attention: Corporate Secretary, (818) 932-1200.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

GENERAL

    Amerigon Incorporated (the "Company") is a development stage company incorporated in California in 1991 to develop, manufacture and market proprietary high technology automotive components and systems for sale to automobile and other original equipment manufacturers. The Company's business strategy is to apply aerospace and defense industry technology to products for the automotive market. The Company has focused on technologies that it believes can be readily adapted to automotive needs for advanced vehicle electronics and for electric vehicle systems. The Company seeks to avoid direct competition with established automotive suppliers of commodity products by identifying market opportunities where the need for rapid technological change gives an edge to new market entrants with proprietary products. To date, the Company has principally focused on developing proprietary positions in the following technologies: (i) thermoelectric heated and cooled seats; (ii) radar for maneuvering and safety;
(iii) voice interactive navigation and entertainment; and (iv) electric vehicle components and production systems.

    The Company has substantially completed development of the first generation of its Interactive Voice System ("IVS-TM- ") audio-navigation product. The IVS-TM- provides spoken-word navigation directions to driver and passengers using an in-vehicle compact audio disc system. To date, the IVS-TM- product has not been commercially successful and likely would require substantial further development before it could be expected to achieve significant sales. The Company is presently seeking strategic or financial partners to help further develop and market the IVS-TM- product line or, failing that, to sell the IVS-TM- product line and the Company's interests in related technology. The Company recently entered into a letter of intent that contemplates the possible formation of a joint venture to pursue further development and marketing of the IVS-TM- product. See "Recent Developments" below. If the Company is unable to consummate the proposed joint venture (or any similar transaction) or to sell the IVS-TM- product line in the near future, the Company plans to discontinue sales and further development of the IVS-TM- and related technology.

    The Company's other products are in various stages of development. The Company is presently working with three of the world's largest automotive original equipment manufacturers on pre-production development programs for heated and cooled seats. In addition, the Company has sold multiple prototypes of its heated and cooled seats and radar for maneuvering and safety to potential customers for evaluation and demonstration. In February 1996, the Company entered into a memorandum of understanding (which has since expired) with a strategic partner to enter into a proposed joint venture in India to develop, market and/or manufacture electric vehicles. The terms of the joint venture called for the Company to contribute cash in the approximate amount of $2,200,000 as well as the design and certain tooling for production of the electric vehicles to the joint venture in exchange for a minority equity stake. The proposed joint venture called for the Company to produce approximately 60 electric mini-cars in ready-to-assemble kits for assembly in India. The proposed Indian co-venturer would have been expected to build the manufacturing capability for full-scale production. In anticipation of the formation of the Indian joint venture, the Company began prototype development work on a mini-car called the "REVA," designed principally for the Indian market. The Company has produced five fully-functional REVA prototypes. The Company has decided not to make any financial contribution to the joint venture entity and to seek a different joint venture arrangement involving the same and/or possibly one or more other strategic partners. The five completed REVA prototypes, together with additional prototypes that the Company may complete pursuant to existing grants, may be contributed to an alternative joint venture. However, no assurance can be given that the Company will identify any alternative strategic partners or ultimately consummate any joint venture transaction.

    The address and main telephone number of the Company's executive offices are 404 East Huntington Drive, Monrovia, California 91016 and (818) 932-1200, respectively.

    RECENT DEVELOPMENTS


    The Company has determined to focus its resources primarily on developing its heated and cooled seat and radar for maneuvering and safety technologies. The Company has adopted this strategy primarily because the Company believes that the markets for these products have greater near-term potential than the markets for its other products, and because these technologies afford the Company its best opportunities to exploit competitive advantages over rival companies. The Company also would expect continued necessary development and marketing of the Company's voice interactive navigation technologies and electric vehicle systems to entail very high costs, to the point that they would likely exceed the Company's financial resources. Even if the Company were able to overcome this financial challenge, management also believes that the Company might not be able to develop and successfully market the next generation of IVS-TM- , and might not be able to successfully develop and profitably manufacture electric vehicles or their components, without commercial or technical assistance from one or more strategic partners.


    The Company recently entered into a letter of intent with Yazaki Corporation, a Japanese company ("Yazaki"), and Technology Strategies and Alliances, a California corporation ("TSA"), pursuant to which the parties propose, subject to satisfactory completion of due diligence, completion of definitive documents and other conditions specified in the letter of intent, to form a joint venture to develop and market the IVS-TM- product in the automotive aftermarket. The basic terms of the joint venture call for the Company to provide to the joint venture company substantially all assets relating to the IVS-TM- product, with the Company retaining an equity interest in such company. The Company would also be paid $2,000,000 in cash within one year of the parties' execution of the definitive joint venture agreement. The Company may be obligated to pay a portion of the consideration received in the joint venture transaction to third parties pursuant to existing license agreements. The transaction would also involve payments to the Company of up to $1,000,000 to support the Company's cost structure in the IVS-TM- area. The letter of intent further contemplates that Yazaki would contribute capital agreed by the parties to be necessary to fund the joint venture company's business strategy in exchange for, among other things, a majority equity interest in such company and the exclusive rights to manufacture, market and sell to automotive and other industries' OEMs all products developed by the joint venture company. Shares in the joint venture company would also be reserved for key officers, working directors and employees of the joint venture company through a stock option plan. No assurance can be given that Yazaki will provide any support funding, that the parties will agree on a definitive joint venture agreement or enter into such agreement, or that the proposed joint venture transaction will ultimately be consummated.

    The Company has recently experienced significant cash shortfalls because its expenses have greatly exceeded its revenues. On March 7, 1997, the Company completed a public offering (the "Offering") of 19,550 units, each unit consisting of 280 shares of Class A Common Stock and 280 Class A Warrants. The proceeds from such Offering, net of underwriting fees and other fees and expenses, totalled approximately $17,700,000 and were used by the Company to repay approximately $4,110,000 in indebtedness, with the balance to be used to fund future operations.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS IN THE COMPANY'S SECURITIES SHOULD GIVE CAREFUL CONSIDERATION TO, AMONG OTHER THINGS, THE RISK FACTORS SET FORTH BELOW. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. REFERENCE IS MADE IN PARTICULAR TO THE DESCRIPTION OF THE COMPANY'S PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ASSUMPTIONS UNDERLYING SUCH PLANS AND OBJECTIVES AND OTHER FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. SUCH STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ESTIMATE," "ANTICIPATE," "INTEND," "CONTINUE," OR SIMILAR TERMS, VARIATIONS OF SUCH TERMS OR THE NEGATIVE OF SUCH TERMS. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED. FACTORS WHICH COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH BELOW.

DEVELOPMENT STAGE COMPANY

    The Company's proposed future operations are subject to numerous risks associated with establishing new businesses, including, but not limited to, availability of capital, unforeseeable expenses, delays and complications, as well as specific risks of the industry in which the Company competes. There can be no assurance that the Company will be able to market any product on a commercial scale, achieve profitable operations or remain in business. To date, the Company's first developed product, the IVS-TM-, has not been commercially successful. The Company was formed in April 1991 and most of its products are still in the development stage. In addition, several of the Company's products are aimed at the electric vehicle market, which is still in its infancy and may never achieve commercial prominence. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing a new business, including, without limitation, uncertainty as to market acceptance of the Company's products, marketing problems and expenses, competition and changes in business strategy. There can be no assurance that the Company will be successful in its proposed business activities.

    Moreover, except for the IVS-TM-, the Company's other products are in various stages of prototype development and will require the expenditure of significant funds for further development and testing in order to commence commercial sales. The IVS-TM- likely will require further development, at significant cost, in order to have a reasonable prospect for commercial viability. The Company recently entered into a letter of intent that contemplates the possible formation of a joint venture to pursue further development of the IVS-TM- product. See "Recent Developments." No assurance can be given that the Company will obtain the funds necessary to pay for such further development of its products (through arrangements with strategic partners or otherwise) or that, if such funds are obtained, the Company will be successful in resolving all technical problems relating to its products or in developing the technology used in its prototypes into commercially viable products. The Company does not expect to generate any significant revenues from the sale of seat or radar products for at least 9 to 18 months, and no assurance can be given that such sales will ever materialize. Further, there can be no assurance that any of the Company's products, if successfully developed, will be capable of being produced in commercial quantities at reasonable costs or will be successfully marketed and distributed. See "--Limited Marketing Capabilities; Uncertainty of Market Acceptance."

SUBSTANTIAL OPERATING LOSSES SINCE INCEPTION

    The Company has incurred substantial operating losses since its inception. At December 31, 1996 and 1995, the Company had accumulated deficits since inception of $23,184,000 and $13,187,000, respectively. The Company's accumulated deficits are attributable to the costs of developmental and other start-up activities, including the industrial design, development and marketing of the Company's products and a significant loss incurred on a major electric vehicle development contract. See "--Electric Vehicle Cost Overruns and Significant Contract Losses." The Company has continued to incur losses due to continuing expenses without significant revenues or profit margins on the sale of products, and expects to incur significant losses for the foreseeable future.

NEED FOR ADDITIONAL FINANCING

    The Company has experienced negative cash flow from operations since its inception and has expended, and expects to continue to expend, substantial funds to continue its development efforts. The Company has not generated and does not expect to generate in the near future sufficient revenues from the sales of its principal products to cover its operating expenses. The Company will require additional financing through bank borrowings, debt or equity financing or otherwise to finance its planned operations. Unless the Company were to obtain one or more additional significant development contracts or grants (which cannot be assured), the Company will not be able to obtain bank financing to fund its operations. If additional funds are not obtained when needed, the Company will be required to significantly curtail its activities, dispose of one or more of its technologies and/or cease operations and liquidate. If and when the Company is able to commence commercial production of its heated and cooled seat or radar products, the Company will incur significant expenses for tooling product parts and to set up manufacturing and/or assembly processes. In part as a result of the Company's anticipated capital requirements, management is currently seeking to enter into collaborative or other arrangements with financial or strategic corporate partners to develop the IVS-TM- product and its electric vehicle technologies or, failing that, to sell the Company's proprietary interests in and any other assets relating to such technologies. See "--Possible Disposition or Abandonment of Electric Vehicle and IVS-TM- Product Businesses." No assurance can be given that such alternate funding sources can be obtained or will provide sufficient, or any, financing for the Company. Moreover, the licensing agreements for the Company's current and potential future rights to licensed technology generally require the payment of minimum royalties. For the fiscal year ended December 31, 1996, the Company paid a total of approximately $201,000 in royalties. In the event the Company is unable to pay such royalties or otherwise breaches such licensing agreements, the Company would lose its rights to the technology, which would have a material adverse effect on the Company's business.

POSSIBLE DISPOSITION OR ABANDONMENT OF ELECTRIC VEHICLE AND IVS-TM- PRODUCT
  BUSINESSES

    To date, the Company has focused on and invested substantial capital in four product technologies: (i) thermoelectric heated and cooled seats; (ii) radar for maneuvering and safety; (iii) voice interactive navigation and entertainment; and (iv) electric vehicle components and production systems. The Company has recently determined to focus its resources primarily on developing its heated and cooled seat and radar technologies. The Company recently entered into a letter of intent that contemplates the possible formation of a joint venture to pursue further development of the IVS-TM- product. However, no assurance can be given that such joint venture will ever be consummated. The Company is also presently seeking strategic and financial partners to help support continued development and marketing of the Company's electric vehicle systems. No assurance can be given that the Company will be able to attract any such strategic or financial partners or that, if such partners were to be obtained, the Company's electric vehicle products could be successfully developed. If the Company is unable to consummate a relationship with one or more strategic or financial partners for the development, marketing and/or manufacture of the IVS-TM- and electric vehicle products in the near term, the Company will attempt to sell its proprietary interests and other assets in and related to these products or abandon their development. No assurance can be given that the Company would be able to effect such a sale on terms favorable to the Company or at all. Moreover, there can be no assurance that the Company's change in business strategy will prove successful or even beneficial to the Company.

ELECTRIC VEHICLE COST OVERRUNS AND SIGNIFICANT CONTRACT LOSSES

    For fiscal 1996, the Company reported cost overruns on its approximately $9,600,000 electric vehicle contract (the "Samsung contract") with Samsung Heavy Industries Co., Ltd., Kihung R&D Center, that caused the costs of such contract to exceed revenues from the contract by approximately $2,150,000 for 1996 and resulted in the Company recording charges to operations for the ultimate estimated loss at completion of the contract of approximately $1,900,000. The Company may continue to experience cost overruns on this contract due to continuing delays in the completion of this contract, as well as other factors. Furthermore, the customer under the contract is entitled to withhold 10% of the contract price payable to the Company for a period of time following the final shipment and to offset such amount against any claims it may have against the Company, including any warranty claims. Any such withholding and/or offset could result in additional losses under this contract. The Company will also be obliged to fulfill warranty obligations on electric vehicles delivered under the contract for a period of one year, which may result in additional expense to the Company.

UNCERTAIN MARKET DEMAND FOR IVS-TM-; FURTHER REFINEMENT NEEDED; POSSIBLE
  DISPOSITION

    Development of the first generation IVS-TM- audio navigation product was completed and commercial sales commenced in December 1995. To date, sales of the product have been weak due to lower than anticipated consumer acceptance of the product and overall market demand. In 1995, the Company had pre-production orders for approximately 2,000 units. As of December 31, 1996, only approximately 2,700 units had been produced and sold. Of such units, approximately 270 are subject to one customer's right to return units for a refund of approximately $77,000. No assurance can be given that such units will not be returned. Moreover, the Company believes that the current IVS-TM- product is not commercially viable and will require further development, at significant cost, in order to have a reasonable prospect for commercial viability, particularly with respect to sales to automobile manufacturers. Based upon the results to date, the strategy of attempting to sell the IVS-TM- product in the aftermarket is questionable. The Company recently entered into a letter of intent that contemplates the possible formation of a joint venture to pursue further development of the IVS-TM- product. However, no assurance can be given that such joint venture will ever be consummated. See "Recent Developments".

LACK OF EXCLUSIVE LICENSES ON IVS-TM- AND HEATED AND COOLED SEATS; POTENTIAL
  LOSS OF EXCLUSIVITY OF LICENSE ON RADAR FOR MANEUVERING AND SAFETY

    The Company has entered into an agreement with the licensor of the IVS-TM-product that resolved prior differences of interpretation of the license agreement covering the IVS-TM- technology. The new agreement provides, among other things, that such licensor can produce, market and/or license others to make and sell products incorporating certain improvements made by the Company to the IVS-TM- technology that could compete directly with the Company's IVS-TM-product. The licensor may introduce a competitive product as early as 1997. Such competition could have an adverse effect on the value of the Company's IVS-TM-product and on any future versions of such product. The Company also lacks an exclusive license for its heated and cooled seat technology. Consequently, such technology may be licensed to other entities, which may introduce seat products competitive with those of the Company. Such competitive products may be superior to the Company's seat products, and such competition may have a material adverse effect on sales of the Company's seat products and on the business and financial condition of the Company.

    The Company's exclusive license from the Regents of the University of California for the Company's radar technology requires the Company to achieve sales of products to at least one original equipment manufacturer by the end of 1998. Failure to achieve such sales for a particular application will result in the loss of exclusivity of the license for that application, in which event the licensor will have the right to grant other entities a non-exclusive license for that application on terms no more favorable than those enjoyed by the Company.

LIMITED PROTECTION OF PATENTS AND PROPRIETARY RIGHTS; POTENTIAL DISPUTE WITH
  LICENSOR OF SEAT TECHNOLOGY

    The Company believes that patents and proprietary rights have been and will continue to be important in enabling the Company to compete. There can be no assurance that any patents will be granted or that the Company's or its licensors' patents and proprietary rights will not be challenged or circumvented or will provide the Company with any meaningful competitive advantages or that any pending patent applications will issue. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to the Company or its licensors. Failure to obtain patents in certain foreign countries may materially adversely affect the Company's ability to compete effectively in certain international markets. The Company is aware that an unrelated party filed a patent application in Japan on March 30, 1992 with respect to certain improvements to the CCS technology developed by the Company.

    The Company has a different understanding regarding technology improvements made by the Company than that of the licensor of certain technology used in the Company's heated and cooled seats. Such licensor has informed the Company that he believes that he is entitled to a license to use any improvements to such technology that the Company might develop. If such licensor were deemed to have such rights to use such improvements, such licensor may develop and sell seat products competitive with those of the Company, which competition may have a material adverse effect on sales of the Company's seats and its business and financial condition generally.

    The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality and non-disclosure agreements with employees, customers and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel. Additionally, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

DEPENDENCE ON ACCEPTANCE BY AUTOMOBILE MANUFACTURERS AND CONSUMERS; MARKET
  COMPETITION

    The Company's ability to successfully market its seats and radar products will in large part be dependent upon the willingness of automobile manufacturers to incur the substantial expense involved in the purchase and installation of the Company's products and systems, and, ultimately, upon the acceptance of the Company's products by consumers. The Company's potential customers may be reluctant to modify their existing automobile models, where necessary, to incorporate the Company's products. In addition, automobile manufacturers may be reluctant to purchase key components from a small, development-stage company with limited financial and other resources. The Company's ability to successfully market its seats and radar products will also be dependent in part upon its ability to persuade automobile manufacturers that the Company's products are sufficiently unique that they cannot be obtained elsewhere. See "Competition; Possible Obsolescence of Technology" and "Lack of Exclusive Licenses on IVS-TM- and Heated And Cooled Seats; Potential Loss of Exclusivity of License on Radar for Maneuvering and Safety." There can be no assurance that the Company will be successful in this effort. Furthermore, in the event that the Company is successful in obtaining favorable responses from automobile manufacturers, the Company may need to license its technology to potential competitors to ensure adequate additional sources of supply in light of automobile manufacturers' reluctance to purchase products from a sole source supplier (particularly where the continued viability of such supplier is in doubt, as may be the case with the Company). Acceptance of the Company's components and systems for electric vehicles is dependent upon market acceptance of electric vehicles, as to which there can be no assurance.

LACK OF CAPITAL TO FUND PROPOSED ELECTRIC VEHICLE JOINT VENTURE; STRATEGY
  UNTESTED; INCREASED LOSSES RESULTING FROM WRITE-OFF OF CAPITALIZED EXPENSES IN 1996 FOURTH QUARTER

    In February 1996, the Company entered into a memorandum of understanding (which has since expired) with a strategic partner to enter into a proposed joint venture in India to develop, market and/or manufacture electric vehicles. The terms of the joint venture called for the Company to contribute cash in the approximate amount of $2,200,000 as well as the design and certain tooling for production of the electric vehicles to the joint venture in exchange for a minority equity stake. The proposed joint venture called for the Company to produce approximately 60 electric mini-cars in ready-to-assemble kits for assembly in India. The proposed Indian co-venturer would have been expected to build the manufacturing capability for full-scale production. In anticipation of the formation of the Indian joint venture, the Company has begun prototype development work on a mini-car called the "REVA," designed principally for the Indian market. The Company has produced five fully-functional REVA prototypes. The Company has decided not to make any financial contribution to the joint venture entity and to seek a different joint venture arrangement involving the same and/or possibly one or more other strategic partners. The five completed REVA prototypes, together with additional prototypes that the Company may complete pursuant to existing grants, may be contributed to an alternative joint venture. However, no assurance can be given that the Company will identify any strategic partners or ultimately consummate any joint venture transaction.

    Event if the Company were to identify willing and able joint venture partners and desire to consummate a joint venture transaction in India or in other countries, there can be no assurance that the government of such countries would grant the necessary permits, authority and approvals for any such joint venture or similar enterprise or for the development, manufacture and sale of electric vehicles, that consumer interest would be sufficient or economic factors affecting consumer demand would be favorable to make such ventures financially feasible, or that competition would not exist or develop that would materially adversely affect the financial feasibility of such ventures. In addition, many of the Company's competitors in the electric vehicle market have substantially greater financial and other resources than those of the Company. See "--Dependence on Acceptance by Automobile Manufacturers and Consumers; Market Competition" and "--Competition; Possible Obsolescence of Technology."

    Prior to December of 1996, the Company treated certain costs totaling approximately $700,000 incurred in connection with prototype development in anticipation of the formation of the Indian joint venture as capitalized expenses. Because the Company will not go forward with the joint venture, the Company treated such costs as current period expenses in December, 1996. Such expenses increased losses during the fourth quarter of 1996 by approximately $700,000.

LIMITED MANUFACTURING EXPERIENCE

    To date, the Company has been engaged in only limited manufacturing, principally of the IVS-TM- in small quantities, and there can be no assurance that the Company's efforts to establish its manufacturing operations for any of its products (including electric vehicles) will not exceed estimated costs or take longer than expected or that other unanticipated problems will not arise which will materially adversely affect the Company's operations, financial condition and/or business prospects. The Company has already experienced significant delays and cost overruns in connection with its electric vehicle contracts. See "--Electric Vehicle Cost Overruns and Significant Contract Losses." Automobile manufacturers demand on-time delivery of quality products, and some have required the payment of substantial financial penalties for failure to deliver components to their plants on a timely basis. Such penalties, as well as costs to avoid them, such as working overtime and overnight air freighting parts that normally are shipped by other less expensive means of transportation, could have a material adverse effect on the Company's business and financial condition. Moreover, the inability to meet demand for the Company's products on a timely basis would materially adversely affect the Company's reputation and prospects. The Company currently is seeking to identify and hire a vice president of operations with manufacturing experience. However, no assurance can be given that the Company will be successful in identifying, hiring or retaining such an individual on terms affordable to the Company (or on any terms).

RESTATEMENT OF 1996 1ST QUARTER AND 2ND QUARTER FINANCIAL RESULTS

    On October 24, 1996, the Company filed two Forms 10-Q/A amending the Company's quarterly reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996, respectively, to adjust revenues and expenses associated with development contracts. In the six months ended June 30, 1996, these adjustments resulted in a decrease in revenues from development contracts of $1,500,000 and a decrease in expenses related to direct development contract costs of $570,000, which caused an increased operating loss and net loss of $930,000. Net loss per share for such period increased by $.23. The decrease in revenues from development contracts for the six months ended June 30, 1996 consisted of approximately $800,000 related to errors in the calculation of the revenue recognized under the Company's major electrical vehicle development contract. The correction of these errors also resulted in an increase in direct development contract costs of approximately $130,000 for the six months ended June 30, 1996. The remaining decrease in development contract revenue of approximately $700,000 related to the reversal of $700,000 in revenue and an equal amount of associated contract costs recognized prior to the finalization of the Company's proposed joint venture in India and related contracts therefrom. The $700,000 in costs were recorded as deferred contract costs. See "--Lack of Capital to Fund Proposed Electric Vehicle Joint Venture; Strategy Untested; Increased Losses Resulting from Write-off of Capitalized Expenses in 1996 Fourth Quarter."

DEPENDENCE ON AND STRAINED RELATIONS WITH VENDORS AND SUPPLIERS

    The Company is dependent on various vendors and suppliers for the components of its products. Although the Company believes that there are a number of alternative sources for most of these components, certain components are only available from a limited number of suppliers. Due to the Company's recent cash shortfalls, the Company was unable to pay, and did not pay, most of its vendors and suppliers on a timely basis. Even though the Company has since paid such vendors and suppliers using a portion of the proceeds from the Offering, the Company believes that its relations with many of such vendors and suppliers are strained. There can be no assurance that any of such vendors and suppliers will not limit or cease doing business with the Company or impose more onerous or restrictive payment and credit terms. The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect the Company's business and operations. The Company's business and operations could also be materially adversely affected by delays in deliveries from suppliers.

LEGAL PROCEEDINGS

    HBI Financial Inc. ("HBI"), and DDJ Capital Management, LLC ("DDJ"), each major shareholders of the Company, have threatened various claims against the Company and its directors and officers arising out of the December 1995 private placement by the Company of 750,000 shares of Class A Common Stock. In general, they allege that the Company provided misleading projections and failed to disclose certain information in connection with such private placement. The Company believes these allegations to be without merit. While, to the Company's knowledge, HBI and DDJ have commenced no legal action against the Company in connection with such claims, no assurance can be given that they will not do so in the future. If they were to commence such legal action, the Company would be forced to defend such action and/or settle with them, the costs of which defense and/or any resulting liability or settlement could have a material adverse effect on the Company's financial condition. John W. Clark, a director of the Company, is a general partner of an affiliate of HBI.

    On November 14, 1996, Gibbins Pattern & Plastic, Inc. ("Gibbins"), a supplier to the Company, filed suit against the Company in Michigan state court in the circuit court for the County of Wayne, Michigan for breach of contract, open account/account stated, and unjust enrichment/quantum meruit. Gibbins alleges that the Company has failed to pay for delivered products. The Company has withheld certain payments because Gibbins has failed to provide the Company with assurance of true performance. Gibbins has claimed a total of $231,548 in damages. The Company has removed the lawsuit to the federal district court for the Eastern District of Michigan and asserted certain counterclaims against Gibbins, which Gibbins has denied. The Company intends to defend the matter vigorously and believes that the lawsuit will not have a material adverse effect on the Company.

    The Company is subject to other litigation in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.

LIMITED MARKETING CAPABILITIES; UNCERTAINTY OF MARKET ACCEPTANCE

    Because of the sophisticated nature and early stage of development of its products, the Company will be required to educate potential customers and successfully demonstrate that the merits of the Company's products justify the costs associated with such products. In certain cases, the Company will likely encounter resistance from customers reluctant to make the modifications necessary to incorporate the Company's products into their products or production processes. In some instances, the Company may be required to rely on its distributors or other strategic partners to market its products. The success of any such relationship will depend in part on the other party's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that the Company will be able to market its products properly so as to generate meaningful product sales.

TIME LAG FROM PROTOTYPE TO COMMERCIAL SALES

    The sales cycle in the automotive components industry is lengthy and can be as long as six years or more for products that must be designed into a vehicle, since some companies take that long to design and develop a car. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer's production and assembly process, and have minimal warranty, safety and service problems. In the case of electric vehicles, another factor affecting the pace of commercialization is the pace of development of the electric vehicle industry itself. Since that industry has been and probably will continue to be slow to develop, electric vehicle products can generally be expected to require even longer times for commercialization than products intended for use in conventional gasoline-powered vehicles.

SPECIAL FACTORS APPLICABLE TO THE AUTOMOTIVE INDUSTRY IN GENERAL

    The automobile industry is cyclical and dependent on consumer spending. The Company's future sales may be subject to the same cyclical variations as the automotive industry in general. There have been recent reports of declines in sales of automobiles on a worldwide basis, and there can be no assurance that continued or increased declines in automobile production would not have a material adverse effect on the Company's business or prospects. Additionally, automotive customers typically reserve the right to unilaterally cancel contracts completely or to require unilateral price reductions. Although they generally reimburse companies for actual out-of-pocket costs incurred with respect to the particular contract up to the point of cancellation, these reimbursements typically do not cover costs associated with acquiring general purpose assets such as facilities and capital equipment, and may be subject to negotiation and substantial delays in receipts by the Company. Any unilateral cancellation of, or price reduction with respect to, any contract that the Company may obtain could reduce or eliminate any financial benefits anticipated from such contract and could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION; POSSIBLE OBSOLESCENCE OF TECHNOLOGY

    The automotive component and electric vehicle industries are subject to intense competition. Most of the Company's competitors are substantially larger in size, have substantially greater financial, marketing and other resources than the Company, and have more extensive experience and records of successful operations than the Company. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that the Company will successfully differentiate its products from those of its competitors, that the marketplace will consider the Company's current or proposed products to be superior or even comparable to those of its competitors, or that the Company can succeed in establishing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures faced by the Company will not adversely affect its financial performance. Due to the rapid pace of technological change, the Company's products may even be rendered obsolete by future developments in the industry. The Company's competitive position would be adversely affected it if were unable to anticipate such future developments and obtain access to the new technology.

DEPENDENCE ON KEY PERSONNEL; NEED TO RETAIN TECHNICAL PERSONNEL


    The Company's success will depend to a large extent upon the continued contributions of Lon E. Bell, Ph.D., Chief Executive Officer and Chairman of the Board of Directors and the founder of the Company. The Company has obtained key-person life insurance coverage in the amount of $2,000,000 on the life of Dr. Bell. Dr. Bell is not bound by an employment agreement with the Company. The loss of the services of Dr. Bell or any of the Company's executive personnel could materially adversely affect the Company. Effective on March 14, 1997, R. John Hamman, Jr., the Company's Vice President of Finance and Chief Financial Officer, resigned from the Company for personal reasons unrelated to his former responsibilities with the Company. The Company has commenced a search for a qualified individual to succeed Mr. Hamman as the Company's Chief Financial Officer. There can be no assurance, however, that the Company will be successful in identifying, hiring or retaining such a successor on terms acceptable to the Company or on any terms. The success of the Company will also depend, in part, upon its ability to retain qualified engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in the geographic area of the Company's business, and the Company may not be successful in recruiting or retaining sufficient qualified personnel.

RELIANCE ON MAJOR CONTRACTORS; RISKS OF INTERNATIONAL OPERATIONS

    The Company has in the past engaged certain outside contractors to perform product assembly and other production functions for the Company, and the Company anticipates that it may desire to engage contractors for such purposes in the future. The Company believes that there are a number of outside contractors that provide services of the kind that have been used by the Company in the past and that the Company may desire to use in the future. However, no assurance can be given that any such contractors would agree to work for the Company on terms acceptable to the Company or at all. The Company's inability to engage outside contractors on acceptable terms or at all would impair the Company's ability to complete any development and/or manufacturing contracts for which outside contractors' services may be needed. Moreover, the Company's reliance upon third party contractors for certain production functions will reduce the Company's control over the manufacture of its products and will make the Company dependent in part upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis.

    Furthermore, the Company may engage contractors located in foreign countries. Accordingly, the Company will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other factors which could have an adverse effect on the Company's business. See also "--Risk of Foreign Sales."

POTENTIAL CHARGES TO INCOME

    In connection with the Company's initial public offering completed in 1993, 3,000,000 shares of the Company's Class A Common Stock (the "Escrow Shares") were placed (and currently remain) in an escrow account, and are subject to release to the beneficial owners of such shares in the event the Company attains certain pre-tax income goals. In the event any Escrow Shares are released to persons who are current or former officers or other employees of the Company, compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares from escrow, the Company will recognize during the periods in which the earnings thresholds are met or are probable of being met one or more substantial non-cash charges which would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total shareholders' equity or reduce its working capital, it may have a depressive effect on the market price of the Company's securities. The Company will incur a non-recurring charge to operations in the first quarter of 1997 relating to the repayment of the promissory notes (the "Bridge Notes") sold in the Bridge Financing and associated costs of their issuance in the aggregate amount of approximately $397,000.

POTENTIAL PRODUCT LIABILITY

    The Company's business will expose it to potential product liability risks which are inherent in the manufacturing, marketing and sale of automotive components. In particular, there may be substantial warranty and liability risks associated with critical safety components of the Company's products. If available, product liability insurance generally is expensive. While the Company presently has $5,000,000 of product liability coverage with respect to the IVS-TM- product and its electric vehicle prototypes, there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms with respect to other products the Company may develop, or that any insurance obtained will provide adequate protection against any potential liabilities. In the event of a successful claim against the Company, a lack or insufficiency of insurance coverage could have a material adverse effect on the Company's business and operations.

GOVERNMENT AUDITS OF GRANTS

    The Company's grants are subject to periodic audit by the granting government authorities for the purpose of confirming, among other things, progress in development and that grant moneys are being used and accounted for as required by the granting authority. If, as a result of any such audit, a granting authority were to disallow expenses submitted for reimbursement, such authority could seek recovery of such funds from the Company. The Company is not aware of any pending or threatened audits with respect to the Company's grants and does not have any reason to believe that any grant moneys have been applied in a manner inconsistent with grant requirements or that any grant audits are otherwise warranted or likely. However, no assurance can be given that any such audits will not be commenced in the future or that, if commenced, any such audits would not result in an obligation of the Company to reimburse funds to the granting authority.

NO DIVIDENDS

    The Company has not paid any cash dividends on its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any cash dividends in the foreseeable future. It is anticipated that earnings, if any, which may be generated from operations will be used to finance the operations of the Company.

FLUCTUATIONS IN QUARTERLY RESULTS; SIGNIFICANT DECLINE IN REVENUES EXPECTED;
  POSSIBLE VOLATILITY OF STOCK PRICE

    Factors such as announcements by the Company of quarterly variations in its financial results, or unexpected losses, could cause the market price of the Class A Common Stock of the Company to fluctuate significantly. The results of operations in previous quarters have been partially dependent on large grants, orders and development contracts, which may not recur in the future. In addition, the Company's quarterly operating results may fluctuate significantly in the future due to a number of other factors, including timing of product introductions by the Company and its competitors, availability and pricing of components from third parties, timing of orders, foreign currency exchange rates, technological changes and economic conditions generally. Development contract revenues are expected to decline significantly in the next fiscal quarter because the activity on the Company's major electric vehicle development contract diminished during the fourth quarter of 1996 and substantially concluded at the end of the year with no replacement contract presently scheduled to follow. In recent years, the stock markets in general, and the share prices of technology companies in particular, have experienced extreme fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Class A Common Stock. In addition, failure to meet or exceed analysts' expectations of financial performance may result in immediate and significant price and volume fluctuations in the Class A Common Stock.

POTENTIAL CONFLICTS OF INTEREST


    Affiliates of Lon E. Bell, Ph.D., Chief Executive Officer, Chairman of the Board of Directors, founder and a principal shareholder of the Company, and/or Michael R. Peevey, a director of the Company, are parties to certain business contracts and arrangements with the Company. These contracts and arrangements include the Company's lease of a manufacturing and office facility located in Alameda, California from CALSTART, a non-profit research and development consortium co-founded by Dr. Bell and for which Dr. Bell serves as a director and member of the executive committee and for which Mr. Peevey serves as Chairman of the Board of Directors, several management contracts pursuant to which the Company manages certain electric vehicle grant programs obtained by CALSTART and an engineering design services contract pursuant to which the Company periodically engages Adaptrans, an entity owned by Dr. David Bell, Dr. Bell's son, to provide assistance with the Company's development of its electric vehicle Energy Management System. These relationships and transactions, coupled with Dr. Bell's ownership of a significant percentage of the Company's Class A Common Stock and his membership on the Board of Directors, could give rise to conflicts of interest. The Company believes that such affiliate transactions are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties.

    John W. Clark, a director of the Company, is a general partner of an affiliate of HBI. HBI and DDJ, each major shareholders of the Company, have threatened various claims against the Company and its directors and officers arising out of the December 1995 private placement by the Company of 750,000 shares of Class A Common Stock. See "--Legal Proceedings." While to the Company's knowledge neither HBI nor DDJ has commenced any legal action against the Company, no assurance can be given that any such legal action will not be commenced in the future. The relationship of Mr. Clark with HBI, coupled with the fact that he is a member of the Company's Board of Directors, could give rise to conflicts of interest.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

    The Company's principal shareholder, Dr. Bell, beneficially owns approximately 28% of the outstanding shares of Class A Common Stock of the Company and, therefore, will have the power to influence significantly the management and policies of the Company.

ANTI-TAKEOVER EFFECTS OF UNISSUED PREFERRED STOCK

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote of action by the shareholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. However, the Company has no present plans to issue shares of Preferred Stock.

RISK OF FOREIGN SALES

    A substantial percentage of the Company's revenues to date have been from sales to foreign countries. Accordingly, the Company's business is subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. However, substantially all sales to foreign countries have been denominated in U.S. dollars. As such, the Company's historical net exposure to foreign currency fluctuations has not been material. No assurance can be given that future contracts will be denominated in U.S. dollars, however.


POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS



    At any time after February 11, 1998, the Selling Securityholder Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock shall have averaged in excess of $8.75 per share for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Selling Securityholder Warrants could force the holders (i) to exercise the Selling Securityholder Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Selling Securityholder Warrants at the then current market price when they might otherwise wish to hold the Selling Securityholder Warrants, or (iii) to accept the nominal redemption price which, at the time the Selling Securityholder Warrants are called for redemption, is likely to be substantially less than the market value of the Selling Securityholder Warrants.

OUTSTANDING OPTIONS AND WARRANTS



    As of May 5, 1997, the Company had outstanding (i) 5,474,000 Class A Warrants to purchase shares of Class A Common Stock (other than the Selling Securityholder Warrants); (ii) an option granted to the underwriter in the Offering to purchase an aggregate of 952,000 shares of Class A Common Stock, assuming exercise of the Class A Warrants subject to such option; (iii) 530,000 shares of Class A Common Stock reserved for issuance upon exercise of options under the Company's 1993 Stock Option Plan; (iv) options granted to six of the Company's directors to purchase an aggregate of 220,000 shares of Class A Common Stock, which options are subject to shareholder approval; and (v) warrants to purchase 264,757 shares of Class A Common Stock (excluding warrants to purchase additional shares of Class A Common Stock issuable in the event certain anti-dilution provisions are deemed effective). Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

                                USE OF PROCEEDS

    The Company will not receive the proceeds from any sale of the Selling Securityholder Securities. The proceeds to be received by the Company from the exercise of the Selling Securityholder Warrants (assuming all of such warrants are exercised), net of the commission to be paid to D.H. Blair Investment Banking Corp. (equal to five percent of the gross amount of such proceeds), will be $7,695,000. The Company intends to use such net proceeds for general corporate purposes. Pending such use of the net proceeds, they will be invested in short-term, interest-bearing securities or money market funds.

                                    DILUTION

    The following discussion assumes that all of the Selling Securityholder Warrants are exercised.


    As of December 31, 1996, and giving retroactive effect to the completion of the Offering and the application of the net proceeds therefrom and to the $397,000 charge to operations to be incurred in the first quarter of 1997 in connection with the repayment of the Bridge Notes, the Company had a net tangible book value of approximately $14,710,000, or approximately $1.54 per share of Class A Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets, less liabilities, divided by the number of shares of Class A Common Stock outstanding (excluding the Escrow Shares). Giving retroactive effect to the assumed exercise of all of the Selling Securityholder Warrants and the receipt of the net proceeds therefrom, the pro forma net tangible book value at December 31, 1996 would have been $2.01 per share, representing an immediate increase in net tangible book value of $.47 per share to the present shareholders and an immediate dilution of $2.99 per share to new investors from the exercise price of the Selling Securityholder Warrants (the "Warrant Exercise Price"). Dilution per share represents the difference between the Warrant Exercise Price and the pro forma net tangible book value after the issuance of all shares of Class A Common Stock issuable upon exercise of the Selling Securityholder Warrants (collectively, such issuances being referred to as the "Stock Issuance").


    The following table illustrates the per share dilution to be incurred by public investors from the Warrant Exercise Price:

Warrant Exercise Price per share of Class A Common Stock.......................             $    5.00
  Net tangible book value before completion of the Stock Issuance..............       1.54
  Increase attributable to new investors.......................................       0.47
                                                                                       ---
Pro forma net tangible book value after the Stock Issuance.....................                  2.01
                                                                                            ---------
Dilution of net tangible book value to new investors...........................             $    2.99
                                                                                            ---------

    The following table sets forth the difference between the present shareholders and the investors in the Stock Issuance with respect to the number of shares of Class A Common Stock purchased from the Company, the total consideration paid and the average price per share:

                                                                                                                 AVERAGE
                                                                      PERCENT OF                  PERCENT OF    PRICE PER
                                                         NUMBER          TOTAL        AMOUNT         TOTAL        SHARE
                                                     ---------------  -----------  -------------  -----------  -----------
Current Shareholders...............................     9,542,500(1)          85%  $  40,182,000          83%   $    4.21
Investors in the Stock Issuance....................     1,620,000             15%      8,100,000          17%        5.00
                                                     ---------------         ---   -------------         ---        -----
                                                       11,162,500(1)         100%  $  48,282,000         100%
                                                     ---------------         ---   -------------         ---
                                                     ---------------         ---   -------------         ---

------------------------

(1) Excludes the Escrow Shares. See "Risk Factors--Potential Charges to Income" herein.

                            SELLING SECURITYHOLDERS

    An aggregate of up to 1,620,000 Class A Warrants and 1,620,000 shares of Class A Common Stock issuable upon exercise of such Class A Warrants may be offered for resale by the Selling Securityholders.

    The following table sets forth certain information with respect to the ownership and sale of Class A Warrants by each Selling Securityholder for whom the Company is registering the Selling Securityholder Securities for resale to the public. The Company will not receive any of the proceeds from the sale of any securities by the Selling Securityholders. To the Company's knowledge, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.


                                                             BENEFICIAL       MAXIMUM NUMBER OF  NUMBER OF CLASS A
                                                         OWNERSHIP OF CLASS   CLASS A WARRANTS     WARRANTS NOT
                                                         A WARRANTS PRIOR TO    TO BE SOLD IN      BEING SOLD IN
SELLING SECURITYHOLDERS                                     THIS OFFERING       THIS OFFERING      THIS OFFERING
-------------------------------------------------------  -------------------  -----------------  -----------------
Wolfson Descendants' 1983 Trust........................         300,600             270,000             30,600

Carmine Agnello........................................         108,000             108,000                  0

Masada I Limited Partnership...........................          67,500              67,500                  0

My 7 Children, Inc.....................................          67,500              67,500                  0

Donald G. Drapkin......................................          60,750              60,750                  0

Magid Abraham..........................................          54,000              54,000                  0

Samuel J. Holtzman.....................................          86,200              54,000             32,200

Leonard Keller and Julie Keller........................          85,800              54,000             31,800

James Nigro............................................          89,000              54,000             35,000

Vicki Tyler............................................          54,000              54,000                  0

Laurence Fink..........................................          40,500              40,500                  0

Robert and Ellen Kapito................................          40,500              40,500                  0

Tina Giragossian.......................................          33,750              33,750                  0

Chana Sasha Foundation.................................          27,000              27,000                  0

Arthur Inden and Sheila Inden..........................          27,000              27,000                  0

Joseph Lee.............................................          42,600              27,000             15,600

George Y. Motonaga.....................................          27,000              27,000                  0

Nano-Cap Hyper Growth Partnership L.P..................          35,000              27,000              8,000

Richard Nelson and Elaine Nelson.......................          84,400              27,000             57,400

Alan J. Rubin..........................................          38,200              27,000             11,200

Jacob Safier...........................................          43,080              27,000             16,080

Wayne Saker............................................          48,000              27,000             21,000

Mark Scheinfeld and Novy Scheinfeld....................          29,000              27,000              2,000

Louise Schrier.........................................          27,000              27,000                  0

George Spiegel, M.D....................................          66,800              27,000             39,800

Ervin Tausky...........................................          61,800              27,000             34,800

Donald J. Vernine......................................          28,400              27,000              1,400

                                                             BENEFICIAL       MAXIMUM NUMBER OF  NUMBER OF CLASS A
                                                         OWNERSHIP OF CLASS   CLASS A WARRANTS     WARRANTS NOT
                                                         A WARRANTS PRIOR TO    TO BE SOLD IN      BEING SOLD IN
SELLING SECURITYHOLDERS                                     THIS OFFERING       THIS OFFERING      THIS OFFERING
-------------------------------------------------------  -------------------  -----------------  -----------------
Aaron Wolfson..........................................          38,200              27,000             11,200

Abraham Wolfson........................................          27,360              27,000                360

Harold Greenberg.......................................          23,050              20,250              2,800

Helene Jabara and Theodore R. Jabara Jr................          20,250              20,250                  0

Thomas E. Woodruff.....................................          20,250              20,250                  0

David Fohrman..........................................          24,700              13,500             11,200

Morton E. Goulder......................................          13,500              13,500                  0

Lawrence Helfant.......................................          13,500              13,500                  0

Julian Herskowitz, M.D.................................          13,500              13,500                  0

Dmitry Khasak..........................................          13,500              13,500                  0

Warren Miller and Jana Miller..........................          13,500              13,500                  0

Denis J. Rinello.......................................          25,000              13,500             11,500

Richard J. Stephenson..................................          20,500              13,500              7,000

Michael Szikman and Francoise Szikman..................          16,300              13,500              2,800

Kevin Waltzer and Lisa Waltzer.........................          73,500              13,500             60,000

Martin Wolmark and Riuka Wolmark.......................          13,500              13,500                  0

Arnold D. Flam, DDS, Harvey Glicker, DDS
 Profit Sharing Trust..................................           6,750               6,750                  0

Bruce A. Herman........................................           8,150               6,750              1,400

Phillip J. Picchietti..................................           6,750               6,750                  0


    The following table sets forth certain information with respect to the Selling Securityholders' ownership of the Company's Class A Common Stock and the sale of the shares of Class A Common Stock issuable upon exercise of the Class A Warrants.


                                                                                                   NUMBER OF
                                                           BENEFICIAL       MAXIMUM NUMBER OF  BENEFICIALLY-OWNED
                                                       OWNERSHIP OF SHARES  SHARES OF CLASS A  SHARES OF CLASS A
                                                        OF CLASS A COMMON    COMMON STOCK TO      COMMON STOCK
                                                       STOCK PRIOR TO THIS   BE SOLD IN THIS     NOT BEING SOLD
SELLING SECURITYHOLDERS                                    OFFERING(1)         OFFERING(2)      IN THIS OFFERING
-----------------------------------------------------  -------------------  -----------------  ------------------
Wolfson Descendants' 1983 Trust......................         123,700             270,000             123,700

Carmine Agnello......................................               0             108,000                   0

Masada I Limited Partnership.........................           2,500              67,500               2,500

My 7 Children, Inc...................................               0              67,500                   0

Donald G. Drapkin....................................               0              60,750                   0

Magid Abraham........................................               0              54,000                   0

Samuel J. Holtzman...................................          74,400              54,000              74,400

Leonard Keller and Julie Keller......................          92,000              54,000              92,000

James Nigro..........................................          38,500              54,000              38,500

                                                                                                   NUMBER OF
                                                           BENEFICIAL       MAXIMUM NUMBER OF  BENEFICIALLY-OWNED
                                                       OWNERSHIP OF SHARES  SHARES OF CLASS A  SHARES OF CLASS A
                                                        OF CLASS A COMMON    COMMON STOCK TO      COMMON STOCK
                                                       STOCK PRIOR TO THIS   BE SOLD IN THIS     NOT BEING SOLD
SELLING SECURITYHOLDERS                                    OFFERING(1)         OFFERING(2)      IN THIS OFFERING
-----------------------------------------------------  -------------------  -----------------  ------------------
Vicki Tyler..........................................               0              54,000                   0

Laurence Fink........................................               0              40,500                   0

Robert and Ellen Kapito..............................               0              40,500                   0

Tina Giragossian.....................................               0              33,750                   0

Chana Sasha Foundation...............................               0              27,000                   0

Arthur Inden and Sheila Inden........................          15,000              27,000              15,000

Joseph Lee...........................................          29,200              27,000              29,200

George Y. Motonaga...................................           5,000              27,000               5,000

Nano-Cap Hyper Growth Partnership L.P................          17,000              27,000              17,000

Richard Nelson and Elaine Nelson.....................          62,400              27,000              62,400

Alan J. Rubin........................................          22,400              27,000              22,400

Jacob Safier.........................................          39,734              27,000              39,734

Wayne Saker..........................................          21,150              27,000              21,150

Mark Scheinfeld and Novy Scheinfeld..................           2,000              27,000               2,000

Louise Schrier.......................................          20,000              27,000              20,000

George Spiegel, M.D..................................          43,600              27,000              43,600

Ervin Tausky.........................................          53,100              27,000              53,100

Donald J. Vernine....................................           6,800              27,000               6,800

Aaron Wolfson........................................          25,200              27,000              25,200

Abraham Wolfson......................................             360              27,000                 360

Harold Greenberg.....................................          15,500              20,250              15,500

Helene Jabara and Theodore R. Jabara Jr..............               0              20,250                   0

Thomas E. Woodruff...................................               0              20,250                   0

David Fohrman........................................          12,400              13,500              12,400

Morton E. Goulder....................................          12,550              13,500              12,550

Lawrence Helfant.....................................               0              13,500                   0

Julian Herskowitz, M.D...............................               0              13,500                   0

Dmitry Khasak........................................           5,000              13,500               5,000

Warren Miller and Jana Miller........................               0              13,500                   0

Denis J. Rinello.....................................          11,500              13,500              11,500

Richard J. Stephenson................................          30,400              13,500              30,400

Michael Szikman and Francoise Szikman................          10,600              13,500              10,600

Kevin Waltzer and Lisa Waltzer.......................          79,000              13,500              79,000

Martin Wolmark and Riuka Wolmark.....................               0              13,500                   0

                                                                                                   NUMBER OF
                                                           BENEFICIAL       MAXIMUM NUMBER OF  BENEFICIALLY-OWNED
                                                       OWNERSHIP OF SHARES  SHARES OF CLASS A  SHARES OF CLASS A
                                                        OF CLASS A COMMON    COMMON STOCK TO      COMMON STOCK
                                                       STOCK PRIOR TO THIS   BE SOLD IN THIS     NOT BEING SOLD
SELLING SECURITYHOLDERS                                    OFFERING(1)         OFFERING(2)      IN THIS OFFERING
-----------------------------------------------------  -------------------  -----------------  ------------------
Arnold D. Flam, DDS, Harvey Glicker, DDS
 Profit Sharing Trust................................               0               6,750                   0

Bruce A. Herman......................................           9,600               6,750               9,600

Phillip J. Picchietti................................               0               6,750                   0


------------------------


(1) Includes shares of Class A Common Stock issuable upon exercise of Class A Warrants, other than Selling Securityholder Warrants, held by each Selling Securityholder. Shares underlying Selling Securityholder Warrants are not included in the Selling Securityholders' beneficial ownership of shares of Class A Common Stock because the Selling Securityholder Warrants are not exercisable within 60 days of the date hereof. See "Plan of Distribution."



(2) In each case, assumes that the Selling Securityholders exercise all Selling Securityholder Warrants beneficially owned by them and then dispose of the shares of Class A Common Stock underlying such Selling Securityholder Warrants.

                              PLAN OF DISTRIBUTION

    Subject to certain contractual restrictions as described below, the Selling Securityholders may sell the Selling Securityholder Securities from time to time in the over-the-counter market to purchasers in certain states or U.S. territories, in transactions at prevailing market prices effected through registered broker-dealers receiving only customary commissions in connection with such sales. If sales of the Selling Securityholder Securities are to be made otherwise than as described in the sentence above, a supplement to this Prospectus will be filed to reflect changes in the description of the plan of distribution as appropriate.

    Each Selling Securityholder has agreed (i) not to sell, transfer or otherwise dispose publicly of the Selling Securityholder Warrants except after the time periods and in the percentage amounts set forth below, on a cumulative basis, and (ii) not to exercise the Selling Securityholder Warrants until after February 12, 1998. Purchasers of the Selling Securityholder Warrants will not be subject to such restrictions.

                                                                                                         PERCENTAGE
                                                                                                        ELIGIBLE FOR
LOCK-UP PERIOD                                                                                             RESALE
------------------------------------------------------------------------------------------------------  -------------
Prior to May 19, 1997.................................................................................            0%
Between May 20, 1997 and July 18, 1997................................................................           25%
Between July 19, 1997 and September 16, 1997..........................................................           50%
Between September 17, 1997 and November 15, 1997......................................................           75%
After November 15, 1997...............................................................................          100%


    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Warrants may not simultaneously engage in market making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least one, and possibly five, business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter of the Company's initial public offering or D.H. Blair & Co. Inc. ("Blair") is engaged in a distribution of the Selling Securityholder Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. However, neither the Underwriter nor Blair has agreed to nor are either of them obliged to act as broker-dealer in the sale of the Selling Securityholder Warrants and the Selling Securityholders may be required, and in the event Blair is a market maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Warrants will be subject to the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which provisions may limit the timing of the purchases and sales of the Company's securities by such Selling Securityholders.


    The Selling Securityholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Class A Warrants and the shares of Class A Common Stock underlying such Class A Warrants registered hereby will be passed upon for the Company by O'Melveny & Myers LLP.

                                    EXPERTS


    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
The Company...............................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   17
Dilution..................................................................   18
Selling Securityholders...................................................   19
Plan of Distribution......................................................   23
Legal Matters.............................................................   23
Experts...................................................................   23


                                    AMERIGON
                                  INCORPORATED

                               1,620,000 CLASS A
                                  WARRANTS AND
                              1,620,000 SHARES OF
                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the registration and sale of the Selling Securityholder Securities are as follows:

SEC registration fee............................................  $2,454.55
NASDAQ fee......................................................      7,500
Printing and engraving..........................................     10,000
Accounting fees and expenses....................................      5,000
Legal fees and expenses.........................................     20,000
Blue Sky filing fees and expenses...............................     35,000
Miscellaneous expenses..........................................  15,045.45
                                                                  ---------
  Total.........................................................  $  95,000
                                                                  ---------
                                                                  ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Articles of Incorporation and Bylaws of the Company, each as amended to date, require the Company to indemnify its officers and directors to the fullest extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Form of Warrant Agreement among the Company, the Underwriter and U.S. Stock Transfer Corporation as
               Warrant Agent(1)

       4.2   Form of Warrant Certificate for Class A Warrant(1)

       4.3   Form of Specimen Certificate of Company's Class A Common Stock(2)

       4.4   Escrow Agreement among the Company, U.S. Stock Transfer Corporation and the shareholders named therein(2)

       5.1   Opinion of O'Melveny & Myers LLP regarding legality of securities being registered

      23.1   Consent of Price Waterhouse LLP

      23.2   Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)

      24.1   Power of Attorney (contained on signature page hereof)


------------------------


(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-2, File No. 333-17401, and incorporated by reference.


(2) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. 3-61702-LA, and incorporated by reference.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales ar being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on May 7, 1997.



                                AMERIGON INCORPORATED

                                By:               /s/ LON E. BELL
                                     -----------------------------------------
                                                 Lon E. Bell, Ph.D.
                                              CHIEF EXECUTIVE OFFICER
                                             AND CHAIRMAN OF THE BOARD



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer
                                  and Chairman of the
       /s/ LON E. BELL            Board (Principal
------------------------------    Executive Officer and         May 7, 1997
      Lon E. Bell, Ph.D.          Acting Principal
                                  Financial and Accounting
                                  Officer)

                                Vice President of
              *                   Corporate Development
------------------------------    and Planning, Secretary       May 7, 1997
       Joshua M. Newman           and Director

              *
------------------------------  Director                        May 7, 1997
       Roy A. Anderson

              *
------------------------------  Director                        May 7, 1997
       Roger E. Batzel

              *
------------------------------  Director                        May 7, 1997
        John W. Clark

              *
------------------------------  Director                        May 7, 1997
 A. Stephens Hutchcraft, Jr.

              *
------------------------------  Director                        May 7, 1997
      Michael R. Peevey

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

------------------------------  Director                          , 1997
    Norman R. Prouty, Jr.

------------------------------  Director                          , 1997
     Richard A. Weisbart



*By:                   /s/ LON E. BELL
           --------------------------------------
                     Lon E. Bell, Ph.D.
                      ATTORNEY-IN FACT